Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

American Integrity Insurance Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock, par value $0.001	457(a)	7,906,250(1)	$17.00	$134,406,250(2)	0.00015310	$20,577.60

Fees previously paid	Equity	Common Stock, par value $0.001	457(o)	—	—	$100,000,000	0.00015310	$15,310.00

	Total Offering Amounts					$134,406,250		$20,577.60

	Total Fees Previously Paid							$15,310.00

	Total Fee Offsets							—

	Net Fee Due							$5,267.60

(1)	Includes additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.